CONFIDENTIAL

April 7, 2017

NAME
DEPARTMENT

Dear NAME:

This letter replaces and supersedes the letter you received on January 20, 2016, regarding a Transaction Bonus.

As you know, Fidelity & Guaranty Life (“FGL” or “we” or “Company”) entered into an Agreement and Plan of Merger with Anbang Insurance Group Co., Ltd. (“Anbang”) and certain other parties, pursuant to which FGL will become a subsidiary of Anbang (the “Anbang Transaction”), effective as of the closing of the merger (the “Closing”).

In recognition of your ongoing contributions toward a Closing, FGL hereby grants to you a one-time cash transaction bonus in the amount of $X,XXX (the “Transaction Bonus”). The Transaction Bonus will be paid to you, less applicable withholding taxes, within 30 days following the Closing, subject to your continued employment with FGL through the Closing.

Notwithstanding the foregoing, if the Closing does not occur and FGL enters into an agreement with a new party that would result in a “Change in Control” (as defined in the FGL 2013 Stock Incentive Plan, and such transaction, the “Subsequent Transaction”), then the Transaction Bonus will be paid to you, less applicable withholding taxes, within 30 days following the closing of the Subsequent Transaction, subject to your continued employment with FGL through such closing date.

If your employment with FGL terminates for any reason prior to the closing of the Anbang Transaction or a Subsequent Transaction, as applicable, or if neither transaction is consummated, you will not be entitled to receive payment of the Transaction Bonus.

HRG Group, Inc. and I thank you again for your hard work and dedication on this critical project. If you have any questions about the terms of this letter, please feel free to contact me.

Sincerely,

Chris Littlefield
CEO & President

Fidelity & Guaranty Life Insurance Company | Two Ruan Center | 601 Locust St, Suite #1400, Des Moines, IA 50309
1 888 697 LIFE | 515 244 1199 (fax) | www.fglife.com